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                                                                    Exhibit 10.3
                                                                    Page 1  of 1
Lone Star Technologies, Inc.
2200 West Mockingbird Lane
P. O. Box 35888
Dallas, TX 75235-0888


October 23, 1989

Mr. Rhys J. Best
Vice President and Treasurer
Lone Star Technologies, Inc.

Dear Rhys:

In recognition of the valuable service rendered to Lone Star Technologies, Inc. (the "Corporation") and in consideration of your continued employment, the Corporation is pleased to announce the implementation of the following Contingent Severance Policy. This policy shall take effect in the event you are terminated for any reason other than misconduct within two (2) years after any sale, acquisition or liquidation (whether in bankruptcy proceedings or otherwise) of the Corporation or transfer of the majority of the assets of the Corporation.

1) In the event your employment is terminated within the two (2) year period as described above, you will receive twelve (12) months of salary at the rate applicable as of the date of sale, acquisition, liquidation or transfer.

2) Termination for reasons other than misconduct include (i) any change in your functions, duties or responsibilities, which change would cause your position with the Corporation to become of less dignity, responsibility or importance than the position held at the time of the sale, acquisition, liquidation or transfer; (ii) any requirement that you relocate to another city other than that in which you resided prior to the sale, acquisition, liquidation or transfer; and (iii) any layoff, reduction in force, suspension or termination for reasons other than misconduct on your part.

Sincerely yours,

Lone Star Technologies, Inc.
By: /s/ John P. Harbin
   -------------------------
John P. Harbin, Chairman of
the Board, President and
Chief Executive Officer

Accepted and agreed:
By: /s/ Rhys J. Best
   -------------------
Rhys J. Best